PAGENET EMPLOYEES SAVINGS PLAN
                             AS AMENDED AND RESTATED
                         EFFECTIVE AS OF JANUARY 1, 1997

                                Second Amendment

         PURSUANT to Section 14.2 of the PageNet Employees Savings Plan, as amended and restated as of January 1, 1997, and as further amended by the First amendment thereto, the PageNet Savings Plan Committee established pursuant to said Plan hereby further amends said Plan by adding a new Section 7.9 to Article VII, to read in its entirety as follows, effective as of May 24, 1998:

               "7.9 Certain Additional Vesting. Notwithstanding any other provision of the Plan to the contrary, the Accounts of the following Participants shall be fully vested and nonforfeitable at all times beginning on the applicable date or dates specified below:

                    "(a) All  Participants  who (i) ceased to be employed by the
               Company in connection with the transfer of certain functions to Software Architects, Inc. in May of 1998 and (ii) were immediately thereafter employed by Software Architects, Inc.

                    "(b) [Reserved]."

         IN WITNESS WHEREOF, the PageNet Savings Plan Committee has caused this Amendment to be executed in its name and on its behalf by the undersigned this 30th day of June, 1998.
                                          PAGENET SAVINGS PLAN COMMITTEE


                                          By:     /s/ Levy Curry
                                                  ------------------------------
                                                  Levy Curry